UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 19, 2012

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Item 2.01              Completion of Acquisition or Disposition of Assets

Completion of Purchase of Q3 Contracting, Inc.

Summary

On November 19, 2012, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” “Primoris” or the “Company”), completed the previously announced purchase of all of the issued and outstanding shares of stock of Q3 Contracting, Inc., a privately-held Minnesota corporation (“Q3C”).  The material terms of the transaction were previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2012.

Pursuant to the Stock Purchase Agreement dated November 8, 2012 (the “Purchase Agreement”) with Q3C, all of the shareholders of Q3C (collectively the “Shareholders”) and Jay P. Osborn, as representative of the Shareholders (the “Representative”), the issued and outstanding shares of Q3C were sold and transferred by the Shareholders to Primoris on November 19, 2012 and Primoris paid approximately $48.12 million in initial cash consideration (out of which $4 million was placed in an escrow or held back to secure certain obligations and agreements of the Shareholders under the Purchase Agreement).  Additional cash will be provided subject to Q3C’s attaining certain specified financial goals, with a maximum potential payout of $10 million.  The incentive provisions are based on Q3C’s achieving certain financial targets using income before interest, taxes, depreciation and amortization (“EBITDA”), as that term is defined in the Purchase Agreement.  As a result, and assuming that the earnout consideration is earned, the total consideration payable to the Shareholders pursuant to the Purchase Agreement may be approximately $58.12 million.

The Purchase Agreement contains covenants, representations and warranties of the Company, Q3C and the Shareholders that are customary for transactions of this type.  Prior to the closing of the transaction, and other than with respect to the Purchase Agreement, neither we nor any of our officers, directors, affiliates or any of their associates had any material relationship with Q3C, the Shareholders or the Representative.

The following description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K as filed with the Commission on November 15, 2012, and which is incorporated herein by reference.

Consideration

Cash

On November 19, 2012, we paid the Shareholders approximately $48.12 million in cash.  Of that amount, we placed $3.0 million of the cash consideration in an escrow account and held back $1.0 million, as discussed below.

Earnout Consideration

First Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the period commencing November 18, 2012 and ending December 31, 2013 is equal to or greater than $17.7 million, we have agreed to pay the Shareholders $3.75 million in cash.  An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $19.7 million for the same period.

Second Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the twelve month period commencing January 1, 2014 and ending December 31, 2014 is equal to or greater than $19.0 million, we have agreed to pay the Shareholders $3.75 million in cash.  An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $22.0 million for the same period.

Potential Adjustment to Consideration

The Purchase Agreement provides that the cash consideration may be reduced dollar for dollar by the amount, if any, by which the stockholders equity, as indicated on Q3C’s balance sheet as of the closing date, is less than approximately $18.86 million.  A total of $1.0 million (the “Holdback Amount”) of the cash consideration paid at closing was held back by us to provide a source for offsetting any such reduction in the Purchase Agreement consideration.  If the Purchase Agreement consideration is reduced, then the amount of the reduction will be automatically retained by us from the Holdback Amount.  If the amount of the reduction exceeds the Holdback Amount, the Shareholders have agreed to pay us such excess amount.

Escrow Account

An additional $3.0 million of the cash consideration was placed in an escrow account until the earlier of 18 months after the closing date or the date that the audit of our financial statements for the fiscal year ended December 31, 2013 is completed.  This amount will be used to provide a source of indemnity against specified damages to us, as described in the Purchase Agreement.

Management

In connection with the Purchase Agreement, certain of Q3C’s key employees entered into employment and noncompetition agreements with us, effective as of the closing date.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exh. No.	Description

2.1

Stock Purchase Agreement, dated November 8, 2012, by and among Primoris Services Corporation, a Delaware corporation and Q3 Contracting, Inc., a privately-held Minnesota corporation, all of the shareholders of Q3 Contracting, Inc. and Jay P. Osborn as representative of the shareholders of Q3 Contracting, Inc. (1)

(1)            Filed with the Commission as an exhibit to our Current Report on Form 8-K on November 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: November 20, 2012	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exh. No.	Description

2.1

Stock Purchase Agreement, dated November 8, 2012, by and among Primoris Services Corporation, a Delaware corporation and Q3 Contracting, Inc., a privately-held Minnesota corporation, all of the shareholders of Q3 Contracting, Inc. and Jay P. Osborn as representative of the shareholders of Q3 Contracting, Inc. (1)

(1)                             Filed with the Commission as an exhibit to our Current Report on Form 8-K on November 15, 2012.